Exhibit 99.11

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (as may be amended from time to time, this “Agreement”) is made and entered into as of December 8, 2014, by and between Hanwha SolarOne Co., Ltd., an exempted company incorporated and validly existing with limited liability under the laws of the Cayman Islands (the “Company”), and Hanwha Solar Holdings Co., Ltd., an exempted company incorporated and validly existing with limited liability under the laws of the Cayman Islands (“HSH”, and together with the Company, the “Parties”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 6.1.

R E C I T A L S:

WHEREAS, the Parties are, as of the date of this Agreement, parties to that certain Shareholder Agreement, dated as of September 16, 2010, as amended by the Parties pursuant to Amendment No. 1 to the Shareholder Agreement, dated as of November 12, 2013 (as amended, the “Existing Shareholder Agreement”);

WHEREAS, this Agreement is entered into in connection with the execution of that certain share purchase agreement (the “Purchase Agreement”), dated as of the date of this Agreement, by and among the Company, HSH and Hanwha Q CELLS Investment Co., Ltd.; and

WHEREAS, subject to the terms and conditions contained herein and in the Purchase Agreement, the Parties intend and desire that, upon and subject to the occurrence of the Closing, the Existing Shareholder Agreement shall terminate as of the Closing Date and, from such time, this Agreement shall govern the relationship of the Parties with respect to the matters contained herein.

NOW, THEREFORE, in consideration of the foregoing and the other agreements and covenants contained herein, the Company and HSH hereby agree as follows:

ARTICLE I

Effectiveness; Termination

Section 1.1. Effectiveness. Upon and subject to the occurrence of the Closing: (a) the Existing Shareholder Agreement shall terminate as of the Closing Date and be of no further force or effect (including Sections 1.1, 2.8, 3.2(a)(ii), (iv), (v) and (vi), 3.4, 3.9 and 3.10 and Article V of the Existing Shareholder Agreement, notwithstanding anything to the contrary contained in Section 5.4 of the Existing Shareholder Agreement); and (b) the terms and conditions of this Agreement shall govern the relationship of the Parties with respect to the matters contained herein as of and following the Closing Date. For the avoidance of doubt, from the date of this Agreement until consummation of the Closing, the Parties shall remain bound by and subject to the terms of the Existing Shareholder Agreement, which shall remain in full force and effect until such time.

Section 1.2. Termination. If the Purchase Agreement shall terminate for any reason prior to the Closing: (a) this Agreement shall automatically, without any required action of the Parties, terminate and be of no further force and effect as of the date of such termination; and (b) the Existing Shareholder Agreement shall not terminate and shall remain in full force and effect.

ARTICLE II

Registration Rights

Section 2.1. Registration Rights. HSH shall be entitled to the registration rights with respect to any potential public offering of Ordinary Shares or American Depositary Shares in the United States as further set forth in Exhibit A hereto, and will be entitled to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchanges subject to applicable Law.

ARTICLE III

Corporate Governance Matters

Section 3.1. Board of Directors.

(a) HSH Nominees to the Board. HSH will ensure that each individual nominated by it to serve on the Board (each such individual, subject to his or her election or appointment to the Board, an “HSH Director”) shall be eligible to serve on the board of directors of a U.S.-listed company under applicable Law, Commission rules and the Nasdaq Marketplace Rules; provided that HSH may rely on the exemptions provided under Rule 5615(a)(3) of the Nasdaq Marketplace Rules so long as the Company qualifies as a “foreign private issuer” (as defined in Rule 3b-4(c) under the Exchange Act) and the exemptions provided under Rule 5615(c)(2) of the Nasdaq Marketplace Rules so long as the Company qualifies as a “controlled company” (as defined in Rule 5615(c)(2) of the Nasdaq Marketplace Rules), and, in each case, satisfies the requirements necessary to avail itself of such exemptions.

(b) Composition. Three (3) members of the Board shall be individuals who meet the definition of “independent director” as defined under Nasdaq Marketplace Rule 5605(a)(2) and otherwise satisfy the independence requirements imposed by Rule 10A-3 of the Exchange Act (each such individual serving on the Board from time to time who satisfies such criteria, an “Independent Director”). Each Independent Director will be appointed for a two (2) year term (or such other period of time as is generally applicable to other members of the Board).

(c) Election and Replacement of Independent Directors. In the event that a vacancy is created on the Board at any time by the retirement, resignation, death, disability or removal (with or without cause) of an Independent Director, or the failure of an Independent Director to be elected at a meeting of the shareholders of the Company, (i) the Board will not reduce the number of directorships to eliminate the vacancy created thereby, (ii) the majority of the remaining members of the Board will nominate or designate another individual to be elected or otherwise appointed to fill the vacancy created thereby (subject to the qualification that such individual would meet the requirements of an Independent Director specified in Section 3.1(b)); provided, that the Board will seek to ensure that such nominee or designee does not have, or would not reasonably be expected to have, an actual or potential conflict of interest in connection with the discharge or exercise of his or her duties as a member of the Board and, in furtherance of the foregoing, consider such individual to be designated or nominated at a duly convened meeting of the Board in respect of which reasonable advance notice is provided to all of the remaining Independent Directors as to the identity of such individual prior to nominating or designating any such individual to be elected or otherwise appointed to the Board (it being understood that approval of the remaining Independent Directors is not required for the Board to nominate or designate such individual) and (iii) each Party will cooperate with the other and take, at any time and from time to time, all actions reasonably necessary to fill the vacancy as provided in the foregoing.

Section 3.2. Audit Committee.

(a) Size. The Company will establish and maintain an audit committee (the “Audit Committee”) comprised of three (3) members.

(b) Membership and Independence.

(i) Each member of the Audit Committee will be (i) a member of the Board and (ii) an Independent Director.

(ii) So long as the Company qualifies as a “foreign private issuer” (as defined in Rule 3b-4(c) under the Exchange Act), HSH shall be entitled (but not required) to appoint one individual to serve as an observer to the Audit Committee so long as such individual (i) satisfies the “no compensation” prong of the independence requirements under Rule 10A-3 of the Exchange Act, (ii) is not a voting member or the chair of, the Audit Committee and (iii) is not an executive officer of HSH or the Company.

(c) Duties. The authority and duties of the Audit Committee will be in accordance with (i) Commission rules, (ii) the Nasdaq Marketplace Rules (without regards to any “home country” exception under Nasdaq Marketplace Rule 5615(a)(3)) and (iii) the Audit Committee’s charter and adopting resolutions in effect from time to time. The Company’s Audit Committee charter as of the date of this Agreement shall be the charter of the Audit Committee following the Closing, unless and until such charter shall be amended or otherwise modified by the Audit Committee itself.

(d) Replacement. In the event that a vacancy is created on the Audit Committee at any time by the retirement, resignation, death, disability or removal (with or without cause) of any member thereof, or the failure of the relevant member to be elected to the Board at a meeting of the shareholders of the Company, (i) the majority of the remaining members of the Board will designate another individual to be appointed to fill the vacancy created thereby (subject to the qualification that such individual would meet the requirements of an Independent Director specified in Section 3.1(b)); provided, that the Board will seek to ensure that such designee does not have, or would not reasonably be expected to have, an actual or potential conflict of interest in connection with the discharge or exercise of his or her duties as a member of the Audit Committee and, in furtherance of the foregoing, consider such individual to be designated at a duly convened meeting of the Board in respect of which reasonable advance notice is provided to all of the remaining Independent Directors as to the identity of such individual prior to designating any such individual to be appointed as a member of the Audit Committee (it being understood that approval of the remaining Independent Directors is not required for the Board to designate such individual) and (ii) each Party will cooperate with the other and take, at any time and from time to time, all actions reasonably necessary to fill the vacancy as provided in the foregoing.

(e) Certain Nasdaq Exemptions. Notwithstanding anything in this Agreement to the contrary, the Company will not rely on the “home country” exception under Nasdaq Marketplace Rule 5615(a)(3) with respect to Nasdaq Market Place Rule 5630 requiring review and oversight of all “related party transactions” (within the meaning of Item 7.B of Form 20-F promulgated by the Commission) for potential conflict of interest situations on an ongoing basis by the Audit Committee.

Section 3.3. Specific Approvals.

(a) The prior approval of a majority of the Independent Directors will be required to:

(i) delist the American Depositary Shares of the Company from Nasdaq;

(ii) deregister the Ordinary Shares and/or the American Depositary Shares of the Company under the Exchange Act; or

(iii) amend any provision of the Company’s Organizational Documents to the extent that such amendment would be inconsistent with or conflict with the provisions of this Agreement.

(b) Any “related party transaction,” as defined in Nasdaq Marketplace Rule 5630, or transactions or matters involving a “related person” as defined under Item 404 of Regulation S-K promulgated under the Exchange Act, will require the prior approval of the Audit Committee.

(c) In the event any matter is presented to the Board for prior approval or determination and any of the HSH Directors have an actual or potential conflict of interest with respect to such matter, as determined in good faith by a majority of the Independent Directors, the approval or determination with respect to such matter will be made by a majority of the members of the Board without such conflict or interest. In the event any such matter is being presented to the Board by HSH or the HSH Directors, HSH or the HSH Directors will provide reasonable advance notice to the Board regarding any such matter and will not consult with management of the Company regarding such matter prior to the giving of such advance notice to the Board.

Section 3.4. Agreement to Vote. At every meeting (or action by written consent, if applicable) of the shareholders of the Company called, and at every postponement or adjournment thereof, HSH agrees (a) to, and to cause each of its Affiliates to, vote any and all Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) Beneficially Owned by it or them and, if and as necessary, call a meeting of the shareholders of the Company, in order to ensure and carry out the agreements set forth in this ARTICLE III, and, to the extent practical, to prevent any action that is inconsistent with such agreements and (b) that it will not formally propose alternative candidates for the seats held or to be held by the Independent Directors through the “proxy” process or initiate any “proxy” contests (as such term is used in the rules of the Commission) to remove such Independent Directors during his/her term of office or take a similar action during his/her term of office.

Section 3.5. Director and Officer Insurance; Indemnification. The Company will maintain in full force and effect director and officer liability insurance covering the directors and officers of the Company with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s policies existing immediately prior to the date of this Agreement. The Company’s Organizational Documents will authorize, and to the extent permissible, require, the Company to indemnify its directors and officers to the fullest extent permitted by law.

ARTICLE IV

Other Agreements

Section 4.1. Restrictions on Further Purchases. HSH will not acquire, directly or indirectly, by purchase, squeeze-out, merger, consolidation, compulsory acquisition, scheme of arrangement, recapitalization, negotiated transaction or otherwise, that number of securities of the Company that would result in a Beneficial Ownership Percentage of ninety five point zero three percent (95.03%) or greater unless such acquisition, however structured, shall have been approved in advance by a majority of the Independent Directors.

Section 4.2. Restrictions on Transfer.

(a) HSH will not effect any transaction or series of related transactions involving a Sale(s) of any Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) or Share Equivalents, including by means of a direct sale or a merger, consolidation, scheme of arrangement, recapitalization, negotiated transaction or other similar transaction involving the Company, to any un-Affiliated third party if, after giving effect to such Sale, such third party (individually or together with its Affiliates or other Persons which would constitute a “group” (as defined under Section 13(d) of the Exchange Act) with such third party or its Affiliates) would Beneficially Own thirty percent (30%) or more of the total number of issued and outstanding Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) unless (i) approved in advance by a majority of the Independent Directors, (ii) after giving effect to such Sale(s), HSH together with its Affiliates continues to Control the Company or (iii) such third party, its Affiliates and/or Persons which constitute a “group” with such third party, as the case may be, agree in writing to be bound by the terms of this Agreement to the same extent as HSH.

(b) Each Party agrees that the Sale restrictions in this Agreement may not be avoided by the holding of Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) or Share Equivalents directly or indirectly through a Person that can itself be sold in order to dispose of an interest in such Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) or Share Equivalents free of such restrictions. Any attempt not in compliance with this Agreement to make any Sale of any Ordinary Shares or Share Equivalents will be null and void and of no force and effect, the purported transferee will have no rights or privileges in or with respect to the Company, and the Company will not give any effect in the Company’s register of members to such attempted Sale.

(c) Notwithstanding the foregoing provisions of this Section 4.2, the Company acknowledges and agrees that HSH may, from time to time pledge or grant a security interest in some or all of its Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) or Share Equivalents to a financial institution.

ARTICLE V

Representations and Warranties

Section 5.1. Company Representations and Warranties. The Company hereby represents and warrants to HSH as follows:

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Company. The Company has duly executed and delivered this Agreement. Subject to the Closing, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder and thereunder do not and will not (i) conflict with or breach any provision of the Organizational Documents of the Company, (ii) conflict with or breach any provision of any applicable Law or (iii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument to which the Company is a party.

Section 5.2. HSH Representations and Warranties. HSH hereby represents and warrants to the Company as follows:

(a) HSH has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of HSH’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of HSH. HSH has duly executed and delivered this Agreement. Subject to the Closing, this Agreement constitutes a legal, valid and binding obligation of HSH enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution and delivery of this Agreement by HSH and the performance of its obligations hereunder and thereunder do not and will not (i) conflict with or breach any provision of the Organizational Documents of HSH, (ii) conflict with or breach any provision of any applicable Law, (iii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument to which HSH a party.

ARTICLE VI

Defined Terms

Section 6.1. Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any person, any other person directly or indirectly Controlling, Controlled by, or under common Control with such person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“American Depositary Shares” means the American Depositary Shares of the Company, each representing five Ordinary Shares, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Ancillary Agreements” has the meaning set forth in the Purchase Agreement.

“Audit Committee” has the meaning set forth in Section 3.2(a).

“Beneficially Own,” “Beneficial Owners” and “Beneficial Ownership” have the meanings given to such terms in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Ownership under Rule 13d-3(d)(1)(i) will be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within sixty (60) days of the time of determination.

“Beneficial Ownership Percentage” means, as of any time, the percentage obtained by dividing (a) the number of Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) and Share Equivalents of which HSH and its Affiliates are the Beneficial Owners as of such time, by (b) the total number of Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) outstanding as of such time (but in each of (a) and (b) above, excluding any Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) and Share Equivalents issued pursuant to that certain Share Issuance and Repurchase Agreement, dated as of September 16, 2010, by and between the Company and HSH, and pursuant to that certain Share Issuance and Repurchase Agreement, dated as of January 23, 2008, by and between the Company and Morgan Stanley & Co. International PLC).

“Board” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the PRC, Hong Kong, Seoul, the Republic of Korea or the Cayman Islands are authorized or required by law or other governmental action to close.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise (which power shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person).

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” has the meaning set forth in the Purchase Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HSH” has the meaning set forth in the preamble to this Agreement.

“HSH Director” has the meaning set forth in Section 3.1(a).

“Independent Director” has the meanings set forth in Section 3.1(b).

“Laws” means the applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees from time to time.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum and articles of association, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Parties” has the meaning set forth in the preamble.

“Person” has the meaning set forth in the Purchase Agreement.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement excluding Hong Kong, Macau Special Administrative Region and the island of Taiwan.

“Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Sale” means, in respect of any Ordinary Shares or Share Equivalents, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

“Share Equivalents” means any American Depositary Shares and other securities of the Company that would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or other securities that entitle the holder to receive, directly or indirectly, Ordinary Shares.

Section 6.2. Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars.

ARTICLE VII

Miscellaneous

Section 7.1. Further Assurances. The Parties will execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby, to evidence the fulfillment of the agreements herein contained and to give practical effect to the intention of the Parties under this Agreement.

Section 7.2. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including e-mail and facsimile transmission) and shall be given:

if to the Company,

Hanwha SolarOne Co., Ltd.

Room 60-606, Yongda International Tower

2277 Longyang Road

Shanghai 201204

People’s Republic of China

Fax: +86 (21) 3852 1668

Telephone: +86 (21) 3852 1551

E-mail: Chi.Jiang@hanwha-solarone.com

Attention: Chi Jiang

with a copy to:

Debevoise & Plimpton

21/F AIA Central

1 Connaught Road Central

Hong Kong SAR

Fax: +852 2810 9828

Telephone: +852 2160 9800

E-mail: eddutton@debevoise.com

Attention: E. Drew Dutton / Brian F. McKenna

and

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Fax: +1 (650) 473-2601

Telephone: +1 (650) 473-2600

E-mail: stonsfeldt@omm.com

Attention: Steven J. Tonsfeldt

if to HSH,

Hanwha Solar Holdings Co., Ltd.

c/o Hanwha Chemical Corporation

Hanwha Building, 86 Cheonggyecheon-ro

Jung-gu, Seoul 100-797 Korea

Fax: +82 (2) 729-1225

Telephone: +82 (2) 729-2517

E-mail: ms.choi@hanwha.com

Attention: Moon-Seong Choi

with a copy to:

Paul Hastings LLP

33th fl., West Tower, Mirae Asset Center 1 Building

26 Eulji-ro 5-gil, Jung-gu, Seoul 100-210, Korea

Fax: +82 (2) 6321-3902

Telephone: +82 (2) 6321-3802

E-mail: danielkim@paulhastings.com

Attention: Daniel Sae Chin Kim

or such other address, e-mail address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.3. Termination.

(a) Termination Prior to Closing. If the Purchase Agreement is terminated, then this Agreement shall terminate, become null and void and have no force or effect whatsoever, and the Existing Shareholder Agreement shall continue to exclusively govern the relationship of the Parties with respect to the subject matter thereof.

(b) Termination of this Agreement after Closing. Following the Closing, this Agreement shall terminate and cease to have effect on the earliest of the date:

(i) the date the Company (by the Board, acting upon the recommendation of a majority of the Independent Directors in writing) and HSH agree in writing to terminate this Agreement; and

(ii) the first date on which the Company ceases to have a class of securities registered under Section 12 or subject to Section 15(d) of the Exchange Act.

Section 7.4. Amendment; Waivers, etc. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, by each party to this Agreement; provided, that, with respect to the Company, such amendment or waiver is approved by the Board acting upon the recommendation of a majority of the Independent Directors in writing. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 7.5. Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

Section 7.6. Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The Company and HSH hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby and thereby. Each of the Company and HSH irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the Company and HSH hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the Company and HSH hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Company and HSH hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, successors and assigns. Other than an assignment by HSH to an Affiliate of HSH in connection with a transfer of Ordinary Shares or Share Equivalents to such Affiliate (where such Affiliate transferee agrees with the Company in writing to be bound by the terms and conditions of this Agreement to the same extent as HSH), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by either Party without the prior written consent of the other Party, and any purported assignment without such consent shall be null and void).

Section 7.8. Entire Agreement. The Purchase Agreement, this Agreement, any other Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 7.9. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.10. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and, all of which taken together will constitute one and the same Agreement and will become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof. Save for such provisions hereunder which expressly intend to and do create rights to bring any action to enforce the provisions of the Agreement by an Independent Director (including, with respect to clause (b) of Section 3.4 only, in an individual capacity), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 7.11. Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HANWHA SOLARONE CO., LTD.

By:	/s/ Seong Woo Nam
Name:	Seong Woo Nam
Title:	Director

HANWHA SOLAR HOLDINGS CO., LTD.

By:	/s/ Kyu Dong Choi
Name:	Kyu Dong Choi
Title:	Director

EXHIBIT A

REGISTRATION RIGHTS PROVISIONS

1. Definitions. Capitalized words and phrases used in this Exhibit A shall have the following meanings:

“Applicable Period” has the meaning set forth in Paragraph 6(a) of Exhibit A.

“Blue Sky” means the statutes of any State of the United States regulating the sale of corporate securities within that state.

“Damages” has the meaning set forth in Paragraph 8(a) of Exhibit A.

“Demand Registration” has the meaning set forth in Paragraph 2(a) of Exhibit A.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor entity or entities.

“Force Majeure” means the following acts or omissions provided that they are beyond the direct control of the Company: an act of God, an act of war, terrorism, natural disaster or prolonged and systematic failure of communication or electrical services. Force Majeure will not include any act or omission by the Commission or Nasdaq.

“Form F-3” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

“Other Indemnitees” has the meaning set forth in Paragraph 8(b) of Exhibit A.

“Prospectus” means the prospectus included in a Registration Statement, including any preliminary Prospectus, any free-writing Prospectus, and any such Prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities and by all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference, or deemed to be incorporated by reference, therein.

“Public Offering” means, in the case of an offering in the United States, an underwritten public offering of equity securities of a Person pursuant to an effective registration statement under the Securities Act and, in the case of an offering in any other jurisdiction, a widely distributed underwritten offering of equity securities of a Person in which both retail and institutional investors are eligible to buy in accordance with the securities laws of such jurisdiction.

“Registrable Securities” means all the Ordinary Shares Beneficially Owned by HSH and its Affiliates as of the Closing, after giving effect to all transactions contemplated under the Purchase Agreement, and any securities issued or issuable upon any conversion, stock split, dividend or other distribution, recapitalization or similar event with respect to, in exchange for or in replacement of, the foregoing (including pursuant to any successive conversion, stock split, dividend or other distribution, recapitalization or similar event); provided, however, that Registrable Securities will cease to be Registrable Securities upon the earlier of (i) when all Registrable Securities proposed to be sold by HSH or its Affiliates may then be sold pursuant to Rule 144 without any limitations and (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement; provided, further, that “Registrable Securities” will exclude in all cases any Registrable Securities transferred by HSH or any other Person in a transaction in accordance with Rule 144 or otherwise such that a subsequent transfer of such securities would not require a holding period or registration.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, and the terms “Register” and “Registered” have meanings correlative with the foregoing.

“Registration Expenses” means all expenses, other than underwriting discounts and commissions, incurred by the Company in complying with Paragraph 2 or 3 of Exhibit A, including, without limitation, all Registration, qualification and filing fees, printing expenses, fees and disbursements of counsels for the Company, Blue Sky fees and expenses, the expense of any special audits incident to or required in connection with any Registration, and, in the case of any Demand Registration, reasonable fees and disbursements of one special counsel for HSH.

“Registration Statement” means a registration statement prepared on Forms S-1, S-3, F-1, F-3 or F-6 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

Each of “Rule 144”, “Rule 145”, “Rule 158”, “Rule 405”, “Rule 415”, and “Rule 424” means Rule 144, Rule 145, Rule 158, Rule 405, Rule 415 and Rule 424, respectively, each as promulgated by the Commission pursuant to the Securities Act and as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule, respectively.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

“Share Registrar” means Maples Fund Services (Cayman) Limited, the principal share registrar of the Company, with a mailing address of c/o Maples Fund Services (Asia) Limited, 5301, 53rd Floor, The Center, 99 Queen’s Road Central, Hong Kong, Attn: Tony Ho and a facsimile number of +852 3470 9028, and any successor principal share registrar of the Company

“Underwriters’ Representative” has the meaning set forth in Paragraph 2(e)(ii) of Exhibit A.

2. Demand Registration.

(a) Request for Registration on Form other than Form F-3. If the Company receives from HSH a request in writing that the Company effect any Registration with respect to the Registrable Securities held by HSH then outstanding having an anticipated aggregate offering price of at least Ten Million Dollars ($10,000,000), and the Company is not eligible to file a Registration Statement on Form F-3, subject to the terms of this Agreement, the Company will, as soon as reasonably practicable, use its commercially reasonable efforts to prepare and file with the Commission a Registration Statement on a form other than Form F-3 (or any comparable form for a Registration for an offering in a jurisdiction other than the United States) covering those Registrable Securities (“Demand Registration”) for which HSH has requested Registration, subject to limitations of this Paragraph 2 of Exhibit A. The Company will not be obligated to take any action to effect any Registration pursuant to this Paragraph 2(a) of Exhibit A: (i) after the Company has effected four (4) Registrations pursuant to this Paragraph 2(a) of Exhibit A and such Registrations have been declared or ordered effective (and have not been subject to a “stop order” or otherwise withdrawn); (ii) if the Company has effected two (2) Demand Registrations pursuant to this Paragraph 2(a) of Exhibit A during the prior twelve (12)-month period; or (iii) if HSH proposes to dispose of shares of Registrable Securities that may be immediately Registered on Form F-3 pursuant to a request made pursuant to this Paragraph 2(a) of Exhibit A. The substantive provisions of Paragraph 2(e) of Exhibit A will be applicable to the Registration initiated under this Paragraph 2(a) of Exhibit A.

(b) Request for Registration on Form F-3. If HSH requests in writing that the Company file a Registration Statement on Form F-3 (or any comparable form for a Registration in a jurisdiction other than the United States) for a public offering of shares of Registrable Securities, the reasonably anticipated aggregate price to the public of which would not be less than Ten Million Dollars ($10,000,000), and the Company is a registrant entitled to use Form F-3 (or any comparable form for a Registration for an offering in a jurisdiction other than the United States) then the Company will use its commercially reasonable efforts to prepare and file with the Commission a Registration Statement on Form F-3 covering such Registrable Securities in an offering to be made pursuant to Rule 415. The substantive provisions of Paragraph 2(e) of Exhibit A will be applicable to each Registration initiated under this Paragraph 2(b) of Exhibit A. In the event that the Company is unable to Register all of the Registrable Securities pursuant to Rule 415 due to limits imposed by the Commission’s interpretation of Rule 415, the Company will use its commercially reasonable efforts to file a Registration Statement under the Securities Act with the Commission covering the registration by HSH of such lesser amount of the Registrable Securities as the Company is able to Register pursuant to the Commission’s interpretation of Rule 415 and, when permitted to do so by the Commission, to file subsequent Registration Statement(s) under the Securities Act with the Commission covering the registration of any Registrable Securities that were omitted from the previous Registration Statement(s). For the avoidance of doubt, there shall be no limitation on the number of Registrations that may be made pursuant to this Paragraph 2(b) of Exhibit A.

(c) Right of Deferral. Notwithstanding the foregoing, the Company will not be obligated to file a Registration Statement pursuant to this Exhibit A:

(i) within one hundred eighty (180) days after the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a transaction under Rule 145 or with respect to an employee benefit or similar plan); or

(ii) if the Company furnishes to HSH a certificate, signed by the chief executive officer (if any), president or chief financial officer of the Company, stating that in the good faith judgment of the Independent Directors it would be materially detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, then the Company’s obligation to use its commercially reasonable efforts to file a Registration Statement will be deferred for a period not to exceed ninety (90) days from the receipt by the Company of HSH’s request to file such Registration Statement; provided that the Company will not exercise the right to delay a request contained in this Paragraph 2(c)(ii) of Exhibit A for more than ninety (90) days in the aggregate in any twelve (12)-month period; and provided further that during such deferment period(s), the Company will not file a Registration Statement with respect to any public offering of securities of the Company.

(d) Registration of Other Securities in Demand Registration. Any Registration Statement filed pursuant to the request of HSH under this Exhibit A may, subject to the provisions of Paragraph 2(e) of Exhibit A, include securities of the Company other than Registrable Securities. If the Company, officers or directors of the Company holding securities other than the Registrable Securities or holders of securities other than the Registrable Securities, request inclusion of other securities of the Company held thereby in the Registration, HSH, to the extent it deems advisable, may, in its sole discretion offer to any or all of the Company, those officers or directors and the holders of securities other than the Registrable Securities, that their securities be included in the underwriting and may condition that offer on the acceptance by those Persons of the terms of this Exhibit A.

(e) Underwriting in Demand Registration.

(i) Notice of Underwriting. If HSH intends to distribute the Registrable Securities covered by its request by means of an underwriting, it will so advise the Company as a part of its request made pursuant to this Exhibit A, and will include that information in the written notice referred to in Paragraph 2(a) or 2(b) of Exhibit A, as applicable. The right of HSH to Registration pursuant to this Exhibit A will be conditioned upon HSH’s agreement to participate in the underwriting and the inclusion of HSH’s Registrable Securities in the underwriting to the extent provided herein.

(ii) Selection of Underwriter in Demand Registration. The Company will, together with HSH, enter into an underwriting agreement in customary form with the underwriter or, if more than one, the lead underwriter acting as the representative of the underwriters (the “Underwriters’ Representative”) selected for the underwriting by the Company, subject to the consent of HSH, which consent will not be unreasonably withheld, conditioned or delayed; provided that the Company will request that no underwriter(s) requires HSH to make any representations or warranties to, or agreement with, any underwriter(s) in a Registration other than customary representations, warranties and agreements typically given by selling shareholders in similar transactions.

(iii) Marketing Limitation in Demand Registration. Notwithstanding any other provision of this Exhibit A, in the event the Underwriters’ Representative advises the Board and HSH in writing that market factors (including, without limitation, the aggregate number of American Depositary Shares requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then the Company will so advise HSH in writing, and the number of shares of Registrable Securities that may be included in the Registration and underwriting will be reduced by the number allocated among all Persons with a contractual right to include securities of the Company in the Registration on a pro rata basis based on the number indicated by the Underwriters’ Representative and the Company (as applicable); provided, however, that: (i) the number of shares of Registrable Securities to be included in any such underwriting held by HSH will not be reduced unless all other securities of any other Person who does not have a contractual right that is senior to or pari passu with HSH’s right to have its securities included in such registration are first entirely excluded from the underwriting; (ii) the number of shares of Registrable Securities held by HSH that are to be included in any such underwriting will not be reduced such that the percentage of securities included in the underwriting on behalf of HSH is less than the Beneficial Ownership Percentage; and (iii) after the two (2)-year anniversary of the Closing Date, the underwriting will not include any securities registered on behalf of the Company without the written consent of HSH. Any Registrable Securities or other securities excluded from the underwriting by reason of this Paragraph 2(e)(iii) of Exhibit A will be withdrawn from the Registration.

(iv) Right of Withdrawal in Demand Registration. In the event (i) the number of the Registrable Securities included in any such underwriting is reduced pursuant to Paragraph 2(e)(iii) of Exhibit A to less than sixty percent (60%) of the number of the Registrable Securities requested to be included by HSH or (ii) HSH disapproves of the terms of the underwriting, HSH may elect to withdraw therefrom by written notice to the Company and the Underwriters’ Representative proposing to distribute its securities through the underwriting; provided that, in the case of clause (ii), notice of withdrawal is delivered to the Company by the later of (A) fifteen (15) days prior to the effective date of the Registration Statement, or (B) five (5) Business Days from the date the terms of the underwriting are determined and communicated to HSH in writing. The securities so withdrawn will also be withdrawn from the Registration Statement.

(f) Other Securities Laws in Demand Registration. In the event of any Registration pursuant to this Exhibit A, the Company will exercise its commercially reasonable efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any other jurisdictions as reasonably determined by the Independent Directors, except for any particular jurisdiction (other than the United States or any jurisdiction in which the Registrable Securities are being proposed to be listed) in which the Company would be required solely as a result of such Registration and qualification to become subject to taxation, be required to qualify to do business in, or execute a general consent to service of process in effecting such Registration and qualification, unless the Company is already subject to taxation, has already qualified to do business in or is already subject to service of process in such jurisdiction, respectively.

3. Unlimited Piggyback Registration.

(a) Notice of Piggyback Registration and Inclusion of Registrable Securities. If the Company decides to Register any of its Ordinary Shares or American Depositary Shares (either for its own account, for the account of a security holder or both), the Company will (i) as soon as reasonably practicable give HSH written notice thereof (which will include a list of the jurisdictions in which the Company intends to attempt to qualify those securities under the applicable Blue Sky or other securities laws) and (ii) include in that Registration (and any related qualification under Blue Sky laws and other securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by HSH within ten (10) Business Days after delivery of the written notice from the Company.

(b) Underwriting in Piggyback Registration.

(i) Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice is for a Public Offering, the Company will so advise HSH as a part of the written notice given pursuant to Paragraph 3(a) of Exhibit A. In this event, the right of HSH to Registration will be conditioned upon HSH’s agreement to participate in the underwriting and the inclusion of HSH’s Registrable Securities in the underwriting, to the extent provided in this Paragraph 3 of Exhibit A . In the event HSH proposes to distribute its securities through such underwriting (together with the Company and the other holders distributing their securities through the underwriting), HSH will enter into an underwriting agreement in customary form with the Underwriters’ Representative for such offering; provided that the Company will request that no underwriter(s) requires HSH to make any representations or warranties to, or agreement with, any underwriter(s) in a Registration other than customary representations, warranties and agreements typically given by selling shareholders in similar transactions.

(ii) Marketing Limitation in Piggyback Registration. In the event the Underwriters’ Representative advises HSH seeking Registration of Registrable Securities pursuant to this Paragraph 3 of Exhibit A in writing that market factors (including, without limitation, the aggregate number of Ordinary Shares requested to be Registered, the general condition of the market and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriters’ Representative (subject to the allocation priority set forth in Paragraph 3(b)(iii) of Exhibit A) may limit the number of shares of Registrable Securities to be included in the Registration and underwriting.

(iii) Allocation of Shares in Piggyback Registration. In the event that the Underwriters’ Representative limits the number of shares to be included in a Registration pursuant to Paragraph 3(b)(ii) of Exhibit A, the number of Registrable Securities to be included in the Registration will be allocated, FIRST, to the Company; SECOND, to HSH (if HSH is requesting inclusion of its Registrable Securities in such Registration Statement) and all Persons with a contractual right to include securities of the Company in the Registration (to the extent such rights are senior to or pari passu with HSH’s rights), on a pro rata basis; and THIRD, to any other shareholders of the Company requesting inclusion of their shares in the Registration; provided, however, that the number of Registrable Securities to be included in any such underwriting held by HSH will not be reduced unless all shares that are not being registered by the Company, Registrable Securities or securities held by all Persons who, pursuant to a binding agreement with the Company, have the right to include securities of the Company in the Registration (only to the extent such rights are senior to or pari passu with HSH’s registration rights) are first entirely excluded from the underwriting. No Registrable Securities or other securities excluded from the underwriting by reason of this Paragraph 3(b)(iii) of Exhibit A will be included in the Registration Statement.

(iv) Withdrawal in Piggyback Registration. In the event (i) the number of the Registrable Securities included in any such underwriting is reduced pursuant to Paragraph 3(b)(ii) of Exhibit A to less than sixty percent (60%) of the number of the Registrable Securities requested to be included by HSH or (ii) HSH disapproves of the terms of the underwriting, HSH may elect to withdraw therefrom by written notice to the Company and the Underwriters’ Representative proposing to distribute its securities through the underwriting; provided that, in the case of clause (ii), notice of withdrawal is delivered to the Company by the later of (A) fifteen (15) days prior to the effective date of the Registration Statement or (B) five (5) Business Days from the date the terms of the underwriting are determined and communicated to HSH in writing. Any Registrable Securities or other securities excluded or withdrawn from the underwriting will be withdrawn from the Registration.

(v) Right to Terminate Registration. The Company will have the right to terminate or withdraw any Registration initiated by it under this Paragraph 3 of Exhibit A prior to the effectiveness of such Registration whether or not HSH has elected to include securities in such Registration. The Registration Expenses of such withdrawn Registration will be borne by the Company in accordance with Paragraph 4 of Exhibit A.

4. Expenses of Registration. All Registration Expenses incurred in connection with each of the Registrations pursuant to Paragraphs 2(a), 2(b) and 3 of Exhibit A will be borne by the Company; provided, however, that should HSH withdraw from Registration pursuant to clause (ii) of Paragraph 2(e)(iv)or clause (ii) of Paragraph 3(b)(iv) of Exhibit A, HSH will bear such Registration Expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn Registration. All Selling Expenses will be borne by the holders of the securities Registered pro rata on the basis of the number of securities so Registered.

5. Subsequent Registration Rights. The Company will not, without the prior written consent of HSH, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant registration rights to such holder that are or would be senior in priority to or pari passu with the rights of HSH pursuant to Paragraphs 2, 3 and 4 of Exhibit A.

6. Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

(a) (i) prepare and file a Registration Statement with the Commission which (x) will be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution by HSH, and (y) will comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith and all other information reasonably requested by the Underwriters’ Representative to be included therein, (ii) use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for up to one hundred twenty (120) days or, if earlier, until HSH has completed the distribution thereto (the “Applicable Period”), (iii) use its commercially reasonable efforts not to take any action that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of the Registrable Securities during the period that such Registration Statement is required to be effective and usable and (iv) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, related Prospectus, amendment or supplement (A) to comply in all material respects with any requirements of the Securities Act, and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(b) subject to Paragraph 6(a) of Exhibit A, prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the Applicable Period; cause each such Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the Applicable Period in accordance with the intended method or methods of distribution by HSH, as set forth in such Registration Statement;

(c) furnish to HSH (in the event Registrable Securities are being Registered) and to each underwriter of an underwritten offering of the Registrable Securities, if any, without charge, as many copies of each Prospectus, including, without limitation, each preliminary Prospectus, each free-writing Prospectus and any amendment or supplement thereto and such other documents as HSH or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; the Company hereby consents to the use of the Prospectus, including, each preliminary Prospectus and each free-writing Prospectus, by HSH and each underwriter of an underwritten offering of the Registrable Securities, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or the preliminary Prospectus or the free-writing Prospectus, as applicable; provided, however, that upon receipt of any written certificates or notifications as set forth in Paragraph 2(c)(ii), 6(e)(ii) or 6(e)(iii) of Exhibit A, HSH agrees to immediately suspend its use of the documents referenced in this Paragraph 6(c) of Exhibit A; provided further that if at the time it receives such notice HSH is a party to a contract or agreement of sale with respect to Registrable Securities covered by the Registration Statement to which such Prospectus relates, the Company will indemnify, hold harmless and reimburse HSH for all fees, costs and expenses incurred by HSH in connection with the termination or breach of any such agreement or contract unless the basis for the delivery of the certificate or notification is a matter for which the Company would be indemnified by HSH under Paragraph 8(b) of Exhibit A;

(d) (i) subject to Paragraph 2(f) of Exhibit A, use its commercially reasonable efforts to Register or qualify the Registrable Securities, no later than the time the applicable Registration Statement is declared effective by the Commission, under all applicable state securities or Blue Sky laws of such jurisdictions as the Independent Directors determine (taking into consideration such jurisdictions as each underwriter, if any, or HSH, may reasonably request); (ii) use its commercially reasonable efforts to keep each such Registration or qualification effective during the Applicable Period; and (iii) do other acts and things that are necessary to enable each such underwriter, if any, and HSH to consummate the disposition in each such jurisdiction of such Registrable Securities requested to be Registered by HSH; provided, however, that the Company will not be subject to taxation in, obligated to qualify to do business in or be required to file a general consent to service of process in any such state or jurisdiction, unless the Company is already subject to taxation, is already qualified to do business in or is subject to service of process in such jurisdiction and except as may be required by the Securities Act or the listing rules of the relevant stock exchange on which the Registrable Securities are being proposed to be listed;

(e) notify HSH promptly (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) in writing of the issuance by the Commission or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose and (iii) in writing of the happening of any event during the period a Registration Statement is effective that results in such Registration Statement or the related Prospectus containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All notices to HSH under this Paragraph 6(e) of Exhibit A will be deemed effective immediately upon HSH’s receipt thereof;

(f) furnish to counsel(s) for each such underwriter, if any, and for HSH, copies of any request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(g) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement as soon as reasonably practicable;

(h) upon request, furnish to the Underwriters’ Representative of a Public Offering of the Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and furnish to HSH, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i) cooperate with HSH and the Underwriters’ Representative of a Public Offering of the Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as HSH or the Underwriters’ Representative of a Public Offering of the Registrable Securities, if any, may reasonably request at least seven (7) days prior to any sale of the Registrable Securities;

(j) upon the occurrence of any event contemplated by Paragraph 6(e)(iii) of Exhibit A, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(k) enter into customary agreements (including, in the case of a Public Offering, underwriting agreements in customary form) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in connection therewith, including, if applicable:

(i) make such representations and warranties to the underwriters of such Registrable Securities, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(ii) request opinions of counsels to the Company and updates thereof (which counsels and opinions (in form, scope and substance) will be reasonably satisfactory to the Underwriters’ Representative, if any) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in similar underwritten offerings and such other matters as may be reasonably requested by the underwriters;

(iii) obtain “comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters will be customary in form and will cover matters of the type customarily covered in “comfort” letters to underwriters in connection with firm commitment underwritten offerings;

(iv) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with HSH providing for, among other things, the appointment of such representative as agent for HSH for the purpose of soliciting purchases of the Registrable Securities, which agreement will be customary in form, substance and scope and will contain customary representations, warranties and covenants; and

(v) deliver such customary documents and certificates as may be reasonably requested by the Underwriters’ Representative, if any.

If and as applicable, the above will be done (i) at the effectiveness of such Registration Statement (and each post-effective amendment thereto) in connection with any Registration, and (ii) at each closing under any underwriting or similar agreement as and to the extent required thereunder;

(l) in connection with any due diligence investigation by any underwriter in an underwritten offering, make available for inspection by representatives of such underwriters, all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the officers, directors and employees of the Company to supply all information reasonably requested by any such representative in connection with a Registration Statement;

(m) within a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus, provide copies of such document to HSH and to counsel to HSH and to the underwriter or underwriters of a Public Offering of the Registrable Securities, if any; fairly consider such reasonable changes in any such document prior to or after the filing thereof as the counsel to HSH or the underwriter or the underwriters may request; and make such of the representatives of the Company as will be reasonably requested by HSH or any underwriter available for discussion of such document;

(n) cause all Registrable Securities to be qualified for inclusion in or listed on any national securities exchange on which securities of the same class issued by the Company are then so qualified or listed if so requested by HSH, or if so requested by the underwriter or underwriters of a Public Offering of the Registrable Securities, if any;

(o) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, including making available to its security holders an earnings statement covering at least twelve (12) months that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158;

(p) cooperate and assist in any filings required to be made with FINRA; and

(q) use all commercially reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including, as applicable, holding meetings with potential investors and taking such other actions as will be determined reasonably necessary by the Independent Directors after consultation with HSH or the lead managing underwriter of an underwritten offering, as applicable.

7. HSH Obligations. In the event Registrable Securities are being included in a Registration, HSH agrees, as a condition to the Registration obligations with respect to HSH provided herein, to:

(a) Furnish to the Company such information regarding HSH required to be included in the Registration Statement, the ownership of the Registrable Securities by HSH and the proposed distribution by HSH of such Registrable Securities as the Company may from time to time reasonably request in writing. HSH agrees that the Company may exclude from Registration the Registrable Securities of HSH if HSH unreasonably fails to furnish such information within a reasonable time after receiving such request; and

(b) If requested by the Company and the Underwriters’ Representative (if any) in connection with such offering, HSH will enter into a customary lock-up agreement with the Company or the Underwriters’ Representative, as applicable, on terms mutually agreed to by (i) the Company or the Underwriters’ Representative, on the one hand, and (ii) HSH, on the other hand; provided that (y) the term of the lock-up agreement will not exceed ninety (90) days following the closing of such offering; and (z) each officer or director of the Company who Beneficially Owns at least one percent (1%) of the outstanding Ordinary Shares and Share Equivalents executes a lock-up agreement with the Company or the Underwriters’ Representative, as applicable, on substantially the same terms as HSH’s lock-up agreement.

8. Indemnification; Contribution.

(a) Company’s Indemnification of HSH. To the extent permitted by law, the Company will indemnify HSH, each of its officers, directors, partners and each Person controlling (as used and construed under Rule 405) HSH, with respect to which Registration, qualification or compliance of the Registrable Securities effected pursuant to this Agreement, and each underwriter, if any, and each of its officers, directors, partners and each Person who controls (as used and construed under Rule 405) any underwriter against all claims, losses, damages, liabilities or actions in respect thereof (collectively, “Damages”): to the extent the Damages arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus or other document incident to any Registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary in order to make the statements made therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, or (iii) any violation by the Company (or alleged violation) of any rule or regulation promulgated under the Securities Act, the Exchange Act, applicable Blue Sky laws or other applicable Laws in the jurisdiction other than the United States in which the Registration occurred, applicable to the Company and relating to any action or inaction required of the Company in connection with any Registration, qualification or compliance. In accordance with the indemnity provided in this Paragraph 8(a) of Exhibit A, Company will reimburse HSH, each underwriter, if any, each of their respective officers, directors, partners, and each Person who controls (as used and construed under Rule 405) HSH or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this Paragraph 8(a) of Exhibit A will not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of the Company (which consent will not unreasonably be withheld, conditioned or delayed); and provided further that the Company will not be liable in any case to the extent that any Damages arise out of or are based upon any untrue statement (or alleged untrue statement) or omission (or alleged omission) that is made in such Registration Statement, Prospectus or other document in reliance upon and in conformity with written information provided to the Company by HSH for use in connection with the offering of securities of the Company or for breach by HSH of Paragraph 6(c) of Exhibit A.

(b) HSH’s Indemnification of Company. To the extent permitted by law, HSH will, if the Registrable Securities held by HSH are included in the securities as to which Registration, qualification or, compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company’s securities covered by the Registration Statement, each Person who controls (as used and construed under Rule 405) the Company or underwriter within the meaning of the Securities Act (collectively, “Other Indemnitees”), against all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in such Registration Statement, Prospectus or other document incident to any Registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary in order to make the statements made therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, or any violation (or alleged violation) by HSH of any rule or regulation promulgated under the Securities Act, the Exchange Act, applicable Blue Sky laws or other applicable Laws in the jurisdiction other than the United States in which the Registration occurred, applicable to HSH and relating to any action or inaction required of HSH in connection with any Registration, qualification or compliance, and will reimburse Other Indemnitees for any legal and any other expenses reasonably incurred in connection with investigating or defending any claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that the untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus or other document in reliance upon and in conformity with written information provided to the Company by HSH in writing and stated to be specifically for use in connection with the offering of securities of the Company or for breach by HSH of Paragraph 6(c) of Exhibit A; provided, however, that the indemnity contained in this Paragraph 8(b) of Exhibit A will not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of HSH (which consent will not be unreasonably withheld, conditioned or delayed).

(c) Indemnification Procedure. Promptly after receipt by an indemnified party under this Paragraph 8 of Exhibit A of notice of the commencement of any action, the indemnified party will, if a claim is to be made against an indemnifying party under this Paragraph 8 of Exhibit A, notify the indemnifying party in writing of the commencement thereof and generally summarize the action. The indemnifying party will have the right to participate in and to assume the defense of that claim; provided, however, that the indemnifying party will be entitled to select counsel for the defense of the claim with the approval of any parties entitled to indemnification, which approval will not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and HSH in conducting the defense of the proceeding by reason of recognized claims for indemnity under this Paragraph 8 of Exhibit A, then the party who did not select counsel pursuant to the above provisions will be entitled to select its own separate counsel to participate, but not control the defense of such claim(s), and the indemnifying party agrees to cooperate in good faith with such separate counsel and take into account in good faith the input of such separate counsel in light of such conflicts. The failure to notify an indemnifying party promptly of the commencement of any action, if prejudicial to the ability of the indemnifying party to defend the action, will relieve the indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Paragraph 8 of Exhibit A, but the omission to notify the indemnifying party will not relieve the party of any liability that the party may have to any indemnified party otherwise than under this Paragraph 8 of Exhibit A.

(d) Contribution. If the indemnification provided for in this Paragraph 8 of Exhibit A is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages, then the indemnifying party, in lieu of indemnifying the indemnified party hereunder, will contribute to the amount paid or payable by the indemnified party as a result of those Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in Damages, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the statement or omission.

(e) Conflicts. Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(f) Survival of Obligations. (i) The obligations of the Company and HSH under this Paragraph 8 of Exhibit A will survive the completion of any offering of the Registrable Securities in a Registration Statement under this Agreement or otherwise and (ii) this Paragraph 8 of Exhibit A shall survive the termination of this Agreement for any reason.

9. Reports Under the Exchange Act. With a view to making available to HSH the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit HSH to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(b) take all commercially reasonable action necessary to enable HSH to utilize Form F-3 for the sale of its Registrable Securities;

(c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

(d) furnish to HSH, so long as HSH owns any Registrable Securities, as soon as reasonably practicable upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and any other reports and documents filed by the Company; and (iii) any other information as may be reasonably requested in availing HSH of any rule or regulation of the Commission which permits the selling of any securities without Registration or pursuant to Form F-3; and

(e) for a Registration in a jurisdiction other than the United States, take actions similar to those set forth in Paragraphs 9(a), (b), (c) and (d) of Exhibit A with a view to making, available to HSH the benefits of the corresponding provision or provisions of that jurisdiction’s securities laws.

10. Certificates and Legends. The Company agrees that certificates evidencing the Registrable Securities, as applicable, will not contain any legend (i) while a Registration Statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Registrable Securities pursuant to and in compliance with Rule 144, or (iii) if such Registrable Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Registrable Securities and without volume or manner-of-sale restrictions. The Company will request its counsel to issue a legal opinion to the Share Registrar promptly after the effective date of any Registration Statement if required by the Share Registrar to effect the removal of the legend hereunder. The Company agrees that following the effective date of any Registration Statement or at such time as such legend is no longer required under this Paragraph 10 of Exhibit A, it will, as promptly as reasonably practicable following the delivery by HSH to the Company or the Share Registrar of a certificate representing Registrable Securities issued with a restrictive legend (unless a delay is a result of a Force Majeure; provided that the Company continues to use commercially reasonable efforts to ultimately perform its obligations hereunder), deliver or cause to be delivered to HSH a certificate representing such shares that is free from all restrictive and other legends.